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                                   EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                  (UNAUDITED)

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                                                             THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                  JUNE 30,                     JUNE 30,
                                                         ---------------------------  ---------------------------
                                                             1997           1996          1997           1996
                                                         -------------  ------------  -------------  ------------
Net income.............................................  $   3,730,138  $  2,882,656  $   7,149,507  $  5,575,990
Weighted average common shares outstanding.............      7,524,418     6,993,805      7,520,037     6,995,819
Primary earnings per share.............................  $        0.50  $       0.41  $        0.95  $       0.80
                                                         -------------  ------------  -------------  ------------
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Net income.............................................  $   3,730,138                $   7,149,507
Adjustments net of tax:
  Interest expense on convertible debt.................        823,418                    1,652,343
  Amortization of debt offering costs..................         64,017                      128,461
                                                         -------------                -------------
Fully diluted net income...............................  $   4,617,573                $   8,930,311
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Weighted average common shares outstanding.............      7,524,418                    7,520,037
Common stock equivalents due to dilutive effect of
  stock options........................................        209,666                      209,569
Shares converted from convertible debt.................      2,628,340                    2,628,340
                                                         -------------                -------------
Total outstanding shares for fully diluted earnings per
  share computation....................................     10,362,424                   10,357,946
Fully diluted earnings per share.......................  $        0.45                $        0.86
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